Exhibit 10.10

Free English Translation
Simple Credit Agreement Dollars (Cover)

PARTIES

A) THE BANK: BANCO SANTANDER México, SA, INSTITUClON DE BANCA MULTIPLE, GRUPO FINANCIERO SANTANDER REPRESENTED BY: JUAN ELIAS MORENO SANTOS AND JESUS ALEJANDRO WONG GONZALEZ
B) NATIONALITY: MEXICAN	MATRIMONIAL REGIME DOES NOT APPLY
REPRESENTED BY: HENRIQUE RANGEL DA SILVA RODRIGUES

C) THE JOINT OBLIGOR(S), AND / OR GUARANTOR(S)	NATIONALITY	MATRIMONIAL PROPERTY REGIME	REPRESENTED BY:
NOT APPLICABLE	NOT APPLICABLE	NOT APPLICABLE	NOT APPLICABLE

CREDIT

AMOUNT OF THE CREDIT (number and letter):	$37,000,000.00 (THIRTY SEVEN MILLION DOLLARS 00/100 USD).
STRUCTURE (number and letter):	$462,500.00 (FOUR HUNDRED AND SIXTY TWO THOUSAND AND FIVE HUNDRED DOLLARS 00/100 USD) COMMISSION FOR ADVANCE PAYMENTS):
COMMISSION FOR ADVANCE PAYMENTS (number and letter):	Not Applicable
OTHER COMMISSIONS (specify type and amount)	Not Applicable

DESTINATION

TERM OFCREDIT:	36 MONTHS	DAYS: NOT APPLICABLE	CREDIT MATURITY DATE: 14/08/2027	TERMS OF DISPOSITION: 180 DAYS MAXIMUM
DISPOSITION AND CHARGE DEPOSIT ACCOUNT 82500899983
BANK ACCOUNT IN FOREIGN FINANCE ENTITY: JP MORGAN CHASE BANK 400047144 ABA 021000021 SWIFT BMSXMXMMXXX

WARRANTY

☐ GARMENT	☐ GUARANTEE	☐ OTHER (specify)
TRUSTS ESTABLISHED IN THE CLAUSES OF THE CONTRACT

SPECIAL CONDITIONS

TRUSTS ESTABLISHED IN THE CLAUSES OF THE CONTRACT

LEVERAGE RATIO FINANCIAL LIABILITIES: NET PROFIT/EBITDA LESS THAN OR EQUAL TO 1.50

ADDRESSES

A) THE BANK
BLVD. JOSE SARMIENTO 1515, X7 TORRE INSIGNIA 5TH FLOOR COL., X7 RANCHO DE PENA, SALTILLO COAHUILA, X7 C.P. 25210

B) THE BORROWER
BLVD. LUIS DONALDO COLOSIO 5560, X7 LOCAL l7 COL., X7 TORRECILLAS Y RAMONES., X7 SALTILLO COAHUILA, X7 C.P. 25298

C) THE JOINT OBLIGOR(S) AND/OR GUARANTOR(S)
NOT APPLICABLE

BLVD. JOSE SARMIENTO 1515, TORRE INSIGNIA PISO 5 COL., RANCHO DE PEŇA, SALTILLO COAHUILA, C.P. 25210	PLACE AND DATE OF SIGNATURE OF THE AGREEMENT
NOT APPLICABLE	SALTILLO COAHUILA, AUGUST 14, 2024

THE BORROWER AND/OR JOINT OBLIGOR(S) AND/OR GUARANTOR(S), AFTER READING THE DOCUMENTS RELATED TO THE CONTRACTED LOAN, X4 DECLARE(S) TO BE FULLY AWARE OF THE TERMS AND CONDITIONS AGREED UPON IN THIS DOCUMENT, X4 WHICH THEY RATIFY AND WHICH FORMS AN INTEGRAL PART OF THE CONTRACT THEY HAVE ENTERED INTO WITH THE BANK AND OF WHICH THEY HAVE RECEIVED A COPY OF THE RESPECTIVE CONTRACT, X4. SIGN THIS DOCUMENT AS PROOF OF DELIVERY, X4 READING AND CONFORMITY.

THE BORROWER
/S/ HENRIQUE RANGEL DA SILVA RODRIGUES
ARANZAZU HOLDING S.A DE CV. REPRESENTED BY HENRIQUE RANGEL DA SILVA RODRIGUES
NAME AND SIGNATURE

THE JOINT OBLIGATORS AND/OR GUARANTORS	CHARACTER IN WHICH THEY APPEAR
NOT APPLICABLE

NAME AND SIGNATURE

LEGAL REPRESENTATIVES OF THE BANK
/S/ JUAN ELIAS MORENO SANTOS	/S/ JESUS ALEJANDRO WONG GONZALEZ
JUAN ELIAS MORENO SANTOS	JESUS ALEJANDRO WONG GONZALEZ
NAME AND SIGNATURE

Simple Credit Agreement Dollars

SIMPLE CREDIT OPENING AGREEMENT ENTERED INTO BY AND BETWEEN BANCO SANTANDER MÉXICO, S.A., INSTITUCION DE BANCA MULTIPLE, GRUPO FINANCIERO SANTANDER MÉXICO, HEREINAFTER REFERRED TO AS THE "BANK", ON THE ONE HAND, AND THE PERSON(S) WHOSE NAME(S) APPEARS ON THE FACE HEREOF, HEREINAFTER REFERRED TO AS THE "BORROWER", AS APPLICABLE, ON THE OTHER HAND, IN ACCORDANCE WITH THE FOLLOWING REPRESENTATIONS AND COVENANTS:

DECLARATIONS

I. Declare the BANK, through its legal representatives that:

a)	It is a corporation legally incorporated under Mexican law, authorized by the Ministry of Finance and Public Credit to act as a multiple banking institution.

b)	Their representatives have the necessary powers to enter into this agreement, which have not been revoked or limited in any way.

II. BORROWER declares that:

a)	The information provided in the Credit Application is true. A Questionnaire of Basic Information and Declaration of Patrimonial Assets or Financial Statements for obtaining the Credit object of the present contract has been delivered to the BANK, knowing the content of article 112 of the Law of Credit Institutions.

b)	The assets owned by it are free of any additional encumbrances other than those indicated in the Statement of Assets or Financial Statements, which could affect the fulfillment of the obligations contracted under this contract.

c)	The resources it will use to comply with the payment obligations it assumes vis-à-vis the BANK under the terms of this contract are of lawful origin.

d)	The BANK has made you aware of the contents of this agreement and of all the documents to be executed, the charges, commissions and expenses generated by its execution.

e)	IN CASE OF BEING A CORPORATE PERSON, it is a company legally constituted in accordance with Mexican law and registered in the corresponding Public Registry. The representative(s) is (are) duly empowered to enter into this agreement, as well as to bind it in the terms hereof, evidenced by the documents detailed in the Legal Opinion which shall form an integral part of the Credit file maintained by the BANK and whose content for the purposes of this agreement is deemed to be reproduced as if it were inserted. The representative(s) declare(s) under oath that the powers with which they sign this agreement have not been revoked or modified in any way.

IN CASE OF BEING A FIXED PERSON, it is his/her will to enter into this contract, that he/she has the necessary legal capacity to do so, as well as that his/her nationality, marital status and business activity, if any, correspond to what is indicated in the document referred to in the FIRST clause of this contract and which contains the particular characteristics of the Credit. If appearing through a representative(s), he/she/they declare under oath that his/her/their powers have not been revoked or modified in any way.

f)	Neither itself, (in the case of being a legal entity), nor its shareholders, partners or associates, whether direct or indirect, nor its subsidiaries and/or affiliated companies as of the date of signature of this Agreement, are on any list of persons blocked or sanctioned in accordance with Mexican or international regulations regarding anti-corruption, prevention of operations with resources of illicit origin and/or financing of terrorism.

g)	You are aware that the BANK is subject to the laws and regulations regarding anti-corruption, prevention of transactions with resources of illicit origin and financing of terrorism, and therefore must comply with any obligation derived from such regulations or any instruction issued by the competent authorities. In this regard, the BANK shall not be liable for any contractual non-compliance derived from instructions issued by the competent authorities or from the applicable Mexican or international regulations.

h)	You are aware and agree that the BANK (according to the corporate sanctions policy and in compliance with the applicable regulations) does not carry out operations with certain countries and that you may consult the updated list of such countries with the corresponding account executive.

i)	The BANK made it known that the contracting of any operation or service that the parties perform under this instrument is not conditioned to the contracting of another operation or service; notwithstanding the foregoing, the BANK may offer products and services related to the contracted product, which the BORROWER may freely contract, in the understanding that it is an undeniable right of the BORROWER to contract these with a third party.
j)	Prior to the signing of this Agreement, the BORROWER obtained from the professional, firm or firm of its choice the advice and support regarding the scope, consequences, procedures, implications and general legal, economic, financial and/or any other type of issues regarding the "SOFR" reference rate applicable to this Agreement, implications and in general legal, economic, financial and/or any other type of issues regarding the "SOFR" reference rate applicable to this Contract, therefore, the BORROWER declares that he/she knows and understands the scope of said reference rate, as well as its applicable calculation methodologies, and therefore, the BORROWER hereby releases the BANK from any liability it may incur related to the application of the "SOFR" reference rate for this contract.

III. The BANK and the BORROWER declare that.

When required for the operation of the contracted product or service, upon delivery and reading of the Annex "Terms and Conditions of the Associated Attribute", the BANK grants to the BORROWER as an attribute of the product in question, an account without cost, through which he/she may make payments or dispose of the resources related to the contracted service, at the teller window of the BANK's branches, which may be subsequently used through the services that the BANK maintains available under the terms of the applicable legal provisions.

Said account shall not generate the payment of commissions payable by the BORROWER nor shall it have any associated means of disposition or additional service to those mentioned in the preceding paragraph and may be cancelled at any time by the BORROWER. In the latter case, the BORROWER shall exercise the rights directly at the BANK's branches and shall comply with its obligations at the place of payment agreed upon; therefore, all references made to the Account shall be understood as referring to this form of exercise.

In the event that the BORROWER has contracted a demand deposit account with the BANK, he/she may expressly instruct the BANK to associate it with the contracted product or service, indicating the Account number and other identification data of the same in the forms established by the BANK for such purpose. It is understood that the BORROWER may disassociate the Account at any time.

The account granted by the BANK or the one indicated by the BORROWER, as the case may be, shall be referred to hereinafter for the purposes of this instrument as the Account.

CLAUSES

FIRST. PURPOSE AND AMOUNT OF THE CREDIT. By virtue of the present contract, the BANK grants to the BORROWER a simple Credit in US Dollars - hereinafter the Credit - up to the amount of $37,000,000.00 (US THIRTY SEVEN MILLION DOLLARS THE LEGAL CURRENCY OF THE UNITED STATES OF AMERICA), or the amount that appears in the document that contains the particular characteristics of the Credit document, hereinafter the Cover Page, that duly signed by the parties is an integral part of the present contract. The amount of the Credit shall not include commissions, interest and expenses to be covered by the BORROWER in connection with this agreement.

The BORROWER shall pay to the BANK the commission indicated on the face of this instrument, plus Value Added Tax, calculated on the amount of the Credit and payable at the time of signing this contract.

SECOND. PURPOSE. The purpose of the Credit will be for payment of liabilities and support to working capital, which has been specified in the Title Page of the present contract, being the BORROWER obliged to give exact fulfillment to the authorized purpose.

THIRD. TERM OF THE CREDIT. The term of the Credit shall be 36 (THIRTY SIX) MONTHS, as specified in the Title Page of this agreement, counted from the date of signature of this agreement. Notwithstanding the foregoing, the BANK may apply the provisions of clause THIRTEENTH for the provisions made under the terms of this agreement.

In the event that the BORROWER has entered into a Derivative Financial Transaction with the BANK under a Master Agreement for Derivative Financial Transactions, for the purpose of hedging the Interest Rate and/or the exchange rate of this Agreement, and the latter is terminated early due to any of the events set forth in the CAUSES FOR EARLY TERMINATION clause of this Agreement, the BORROWER agrees to terminate the Derivative Financial Transaction to the satisfaction of Banco Santander in the event that the latter so requires.

FOURTH. DISPOSITION of the CREDIT. The BORROWER may dispose of the amount of the Credit in one or more installments, which must be made within 180 (ONE HUNDRED EIGHTY) days following the signing of this agreement, in accordance with the disposition term established for such purpose in the Cover Page of this agreement and upon delivery to the BANK at the address indicated by the latter for the purposes of this agreement, of a duly signed request for disposition.

The drawdown(s) of the Credit shall be made under the following drawdown rules:

First Drawdown. The BORROWER may make the first drawdown of the Credit up to the amount of $15,000,000.00 (US FIFTEEN MILLION AND 0/100 DOLLARS).

Second and subsequent drawdowns. The BORROWER may make the second and subsequent drawdowns of the Credit only until it provides, to the satisfaction of the BANK, the Mineral Purchase and Sale Agreement signed by Aranzazu Holding, S.A. de C.V. and Trafigura México, S.A. de C.V.; with a term from at least January of the year 2025 to December of the year 2027.

In no case may the drawdown or drawdowns made by the BORROWER exceed the drawdown period indicated in the first paragraph of this clause, nor may they exceed the term of this Credit.

All requests for drawdown shall be made in accordance with the terms of the document that shall form an integral part of this instrument as APPENDIX "A". The sum of the amounts expressed in the drawdown requests, as well as the term of each one of them that the BORROWER delivers to the BANK in accordance with this clause, may never exceed the amount and term of the Credit.

It is the BANK's power to make available the funds requested under the terms of this agreement and in the event that the BANK exercises such power, it shall make the deposit in the Account indicated for such purpose in the Title Page of this agreement.

For the purposes of this agreement, the parties agree that any drawdown request shall be subject to the agreement of the BANK under the terms set forth in the same document indicated as Exhibit "A". The drawdown(s) of the Credit shall be verified by means of the deposit made by the BANK of the amount appearing in the respective drawdown request, in the Account specified in the Cover Page of this agreement and which the BANK maintains with the BORROWER. In the statement of account, it shall not be necessary to indicate the amount of such crediting.

The drawdown(s) of the Credit made by the BORROWER under this agreement shall be documented by means of the accounting entries made by the BANK; therefore, the parties agree that the BANK's accounting and/or the account statements referred to in this clause shall be full proof of each drawdown of the Credit made by the BORROWER, so that as of the date on which the BANK credits the Account of the BORROWER, the amount requested shall be paid into the Account of the BORROWER in the amount requested, under the terms and conditions agreed upon, it shall be understood that the BORROWER has drawn down the Credit up to the amount of the amounts deposited under the terms of this agreement.

FIFTH. ORDINARY INTEREST. The BORROWER agrees to pay to the BANK, without prior notice, ordinary interest on unpaid balances, payable and computed for "Interest Periods" when due, at a rate equal to the result of adding to the "SOFR Rate", or such rate as may be substituted for it in accordance with the provisions of this clause, the number of additional points established in each drawdown request. In any case, the request(s) for disposition made under this agreement shall be made in accordance with the terms of the document signed by the parties identified as Exhibit "A", which shall form an integral part of this Agreement.

Ordinary interest will be payable on the day following the last day of each "Interest Period". Likewise, the calculation of interest will be made using the procedure of calendar days elapsed, on the basis of a three hundred and sixty day year, closing the calculation of the rate to ten thousandths.

The BORROWER agrees that the BANK may increase the Ordinary Interest Rate set forth herein by up to 1.5 percentage points over the rate that has been agreed upon in each one of the Disposition requests; in the event that the BORROWER fails to comply with its obligations, agreed upon in paragraphs C) and D) of the clause denominated OBLIGATIONS TO DO, of the present instrument; said increase shall subsist until the guarantees are incorporated in the terms set forth in the present contract.

For the purposes of this instrument, the following definitions shall apply:

"Interest Day" means each calendar day which forms part of an Interest Period or in respect of which ordinary or default interest is to be calculated under this Agreement for any reason whatsoever.

"Business Day(s)" means all days, except Saturdays and Sundays, on which the offices and branches of credit institutions are required to be open, in accordance with the calendar published annually by the National Banking and Securities Commission in the Official Gazette of the Federation.

"U.S. Business Day(s)" means all business days except Saturday, Sunday and U.S. holidays on which banks and stock exchanges are scheduled to be closed.

"SOFR Business Day" means any day except Saturdays, Sundays or days on which the Securities Industry and Financial Markets Association recommends that the fixed income units of its members be closed for the day for purposes of trading in U.S. securities.

"Interest Payment Date" means that ordinary interest will be payable on the day following the last day of each "Interest Period".

"Interest Period" means the period for the computation of interest on each of the drawdowns of the Credit based on which the interest accrued on the unpaid balance of the Credit will be calculated, it being understood that the initial "Interest Period" will begin on the day on which each drawdown of the Credit is made and will end on the day before the same numbered day of the following month (or the month or number of months indicated for such purpose in the drawdown request) and each subsequent "Interest Period" will begin on the day following the last day of the "Interest Period", unless the number of days of the period is indicated) and each subsequent "Interest Period" shall commence on the day following the last day of the "Interest Period" which has elapsed and shall end on the day preceding the same numbered day of the following month (or such month or number of months as may be indicated in the request for drawdown, unless the number of days of the period is indicated).

“SOFR Rate" means the interest rate calculated in accordance with one of the market methodologies set forth in Exhibit "A" to this Agreement in accordance with the following:

a)	“Daily SOFR" means the "Secured Overnight Financing Rate", which is the daily interest rate published by the Federal Reserve Bank of New York (or its successor) through the Federal Reserve Bank of New York's official website http://www.newyorkfed.org or such successor website.

b)	"Term SOFR Rate" means, for each Interest Period, the CME Term SOFR Reference Rates issued on the basis of the Secured Overnight Financing Rate published two (2) SOFR Business Days prior to the beginning of the relevant Interest Period by [CME Group Benchmark Administration Limited (CBA)], as the administrator of such benchmark on the website (CME Group Inc., currently https://www.cmegroup.com/market-data/cme-group-benchmark- administration/term-sofr.html) or its successor.

c)	"Average SOFR Rate" means, for each Interest Period, the interest rate in annual terms (SOFR Averages) published two (2) SOFR Business Days prior to the beginning of the relevant Interest Period, generated on the basis of the Secured Overnight Financing Rate published daily by the Federal Reserve Bank of New York as the administrator of such indicator (or its successor) through the official website of the Federal Reserve Bank of New York currently averages-and-index or such successor website as may be substituted therefor.The "Secured Overnight Financing Rate" is published daily by the Federal Reserve Bank of New York as the administrator of that indicator (or its successor) through the Federal Reserve Bank of New York's official web site at https://www.newyorkfed.org/markets/reference-rates/sofr- averages-and-index or its successor.

Market data is proprietary to Chicago Mercantile Exchange Inc. or as applicable, its licensors. All rights are reserved or licensed by Chicago Mercantile Exchange Inc.

"Interest Rate" means the "SOFR Rate" or the "Substitute Rate" in accordance with the provisions of this Clause, plus additional points.

In the event that the "SOFR Rate" ceases to be considered the reference rate applicable to ordinary and/or default interest, or, being the same, there is any update that differs from the provisions of this agreement, the rate expressly announced by the Federal Reserve Bank of New York will be taken as the substitute rate or the update of the same. In the event that the "SOFR Rate" has disappeared without the Federal Reserve Bank of New York expressly announcing the rate that replaces it, the rate that is representative of the market will be applied as the substitute rate.

In the event of the occurrence of the event mentioned in the preceding paragraph, the BORROWER hereby expressly accepts and agrees that the contracted reference rate shall be substituted, by means of a simple notification, in the understanding that the BANK shall notify the BORROWER and, if applicable, the JOINT OBLIGOR(S) and/or the GUARANTOR(S). Said notification shall be made in the terms set forth in the preceding paragraph, and to the JOINT OBLIGOR(S) and/or the GUARANTOR(S) of the new rate or the update thereof, said notification shall be made in the terms referred to in clause TWENTY-FIRST of this Agreement or through electronic means.

In the event that the BORROWER does not agree with the application of the "Substitute Rate", it may request the termination of this agreement up to one day prior to the effective date of the substitution of the "SOFR Rate" as the "Interest Rate", without any liability on its part. The BORROWER and, if applicable, the JOINT OBLIGOR(S) and/or GUARANTOR(S) shall be obligated to pay any debt that at the date of the termination request had been generated under this contract, under the conditions prior to the modifications that have been communicated to it.

In the event that the termination of the agreement is not requested or the payment of the debts generated thereunder has not been made, the substitution of the "Interest Rate" and the additional points applicable to such "Interest Rate" shall become effective automatically on the date communicated by the BANK, in which case the parties consent to the adjustment in the value of the "Interest Rate" recognizing that such change may have an impact on the "Interest Rate" applicable to the Credit subject of this agreement.

SIXTH. DEFAULT INTEREST. In the event of default in the timely payment of amounts corresponding to the principal amount of the Credit, the BANK will pay the BORROWER default interest on the overdue principal at an interest rate equal to the result of multiplying the "Interest Rate" determined and updated in accordance with the provisions of this instrument, by the Default Factor indicated in each drawdown request, in the understanding that the default interest will be generated during the entire time the default lasts.

SEVENTH. AMORTIZATIONS. The BORROWER agrees to pay the BANK the amount of each drawdown of the Credit in accordance with the amortization schedule attached to each drawdown request. The BORROWER shall subscribe to an amortization schedule for each drawdown. Said schedule shall be in substantially the same terms as the one attached hereto as Exhibit "B".

EIGHTH. ADVANCE PAYMENTS. The BORROWER may make advance payments on account of principal without the authorization of the BANK, it being understood that all advance payments must be made on the date on which any amortization is due and for amounts corresponding to the amount indicated for each of the amortizations, or whole multiples thereof, in accordance with the provisions of clause SEVENTH of this agreement. The prepayments will be applied in accordance with the provisions of clause NINTH below, except for the principal, in which case they will be applied in inverse order to their maturity.

THE BANK may charge a fee for prepayments. The percentage of this fee shall be specified in the Schedule of this contract and shall in no case exceed 5% (five percent) of the unpaid balance of the Credit at the time of prepayment.

In the event that by October 1st of the year 2024, the BANK has not been provided, to its full satisfaction, with the Mineral Purchase and Sale Agreement to be signed by Aranzazu Holding, S.A de CV. and Trafigura México, S.A. de CV. with a term from at least January of the year 2025 to December of the year 2027, the BORROWER acknowledges and accepts that the BANK may instruct the Trustee that administers the Administration Trust and alternate source of payment identified with number 2460466-0, to transfer the totality of the existing resources in the trust assets, for the total payment and the anticipated liquidation, to the full extent and scope of this Credit, an instruction that acknowledges that the BORROWER acknowledges that it is in the exclusive power of the BANK, without requiring any communication, instruction or authorization of any kind. It is understood that the payments received by the BANK from the Trustee shall be applied in accordance with this clause to the fullest extent and scope.

NINTH. PAYMENTS IN GENERAL. The sums that the BORROWER delivers to the BANK shall be applied to satisfy the amount of the categories derived from the obligations set forth in this agreement, in the exact order specified below: contributions, expenses, costs, fees, commissions, late payment interest, ordinary interest and the remainder of the principal.

In the event that the date on which the BORROWER must make any payment under this agreement is an ineligible day, the BORROWER shall make such payment on the immediately following "Eligible Day", it being understood that: (a) the respective extension shall be taken into consideration for the purpose of calculating the corresponding interest and (b) the days corresponding to such extension shall not be counted for purposes of the following "Interest Period".

In the case of interest, such interest shall be paid without deduction and free of any taxes, duties, contributions, charges, deductions or withholdings of any nature whatsoever imposed or levied at any time by any authority. In the event that any deduction is required by applicable law, as aforesaid, then the BORROWER shall pay to the BANK such additional amounts as may be necessary so that the net amounts received by the BANK are equal to the gross amounts agreed upon.

TENTH. PLACE OF PAYMENT. All payments to be made by the BORROWER to the BANK under this agreement shall be made without prior demand or collection at the following address: a) at 4 New York Plaza, floor 15, New York, New York, 10004, U.S.A.; or b) at such other place as the BANK may direct the BORROWER in writing and in due time in advance; prior to the date of payment.U.S.A.; or c) at such other place as the BANK may direct to the BORROWER in writing and in due time before 11:00 (eleven) a.m. (New York, U.S.A. time) on the day payment is to be made.

Notwithstanding the foregoing, the BORROWER may make the payment to the BANK by means of a transfer of funds to the account that the BANK maintains in a foreign financial institution and that is indicated in the Schedule.

For purposes of the transfer, the corresponding payment shall be deemed to have been made provided that the BORROWER delivers to THE BANK, no later than 11:00 a.m. on the day the payment is due, a copy of the deposit slip or of the document that reliably evidences the transfer of the funds.

ELEVENTH. AUTHORIZATION TO DEBIT THE ACCOUNT OF THE BORROWER. The BORROWER agrees to make the payment of the amounts due b) to the BANK under this agreement, at the place of payment indicated in the preceding clause, without the necessity of prior demand or collection.

Notwithstanding the foregoing, the BORROWER hereby authorizes the BANK to debit the Account held by the BANK for the BORROWER and specified in the Cover Page of this agreement, without prior demand or collection, the amounts owed to the BANK by virtue of this agreement.

The stipulation referred to in the preceding paragraph shall remain in force and shall be applicable to any other account that the BANK may assign to the BORROWER in substitution of the one described herein.

Notwithstanding the foregoing, it is hereby expressly agreed that even if the BANK for any reason does not charge the funds required to apply them to the payment of any amount derived d) from the Credit, the obligation of the BORROWER to pay at the addresses of the BANK stipulated in this agreement shall remain in force.

Notwithstanding the foregoing and the other payment obligations set forth in this Agreement, the BORROWER and/or the JOINT OBLIGOR(S) and/or GUARANTOR(S), to the extent permitted by law, irrevocably instruct and authorize the BANK to f) carry out the following: (i) debit any account of the BORROWER and/or the JOINT OBLIGOR(S) and the GUARANTOR(S), to the extent permitted by law; (ii) debit any account that the BORROWER and the JOINT OBLIGOR(S) and/or GUARANTOR(S) maintain with the BANK, including, but not limited to, savings, demand deposits and accounts, provisional, temporary or definitive accounts, and any other account that the BORROWER and/or the JOINT OBLIGOR(S) and/or GUARANTOR(S) maintain with the BANK, in order to offset against any account (including deposits and/or demand, savings, term, provisional or definitive accounts, investment accounts, whatever they may be or in any account they operate or will operate, ) held by the BORROWER and/or the JOINT OBLIGOR(S) and the GUARANTOR(S) with the BANK, any unpaid and past due debt under this Credit that the BANK has in its favor for any category, up to an amount equal to the amount of the past due and unpaid amount to the BANK, without the need of any prior requirement, notice or demand, of any nature whatsoever.

The BANK shall notify the BORROWER and/or the JOINT OBLIGOR(S) and/or GUARANTOR(S), as soon as possible, of any charge or offset it may have made pursuant to the provisions of the preceding paragraph, recognizing the reduction of the debt resulting from such application of resources; it being understood that the lack of such notification shall not affect in any way the validity of such charge or offset. The rights of the BANK under this clause are in addition to any other rights the BANK may have under the terms of this Agreement and applicable law.

TWELFTH. ASSIGNMENT. In the terms of Article 299 of the General Law of Credit Instruments and Operations, the BANK is authorized to assign, discount, endorse or in any other way negotiate, totally or partially and even before its maturity, the rights of the Credit granted herein.

For its part, the BORROWER and, if applicable, the Joint Obligor(s) and/or Guarantor(s) may not assign their rights or obligations under this agreement.

THIRTEENTH. TERMINATION OR RESTRICTION OF THE AGREEMENT. The parties agree that the BANK is authorized to restrict the amount of the Credit or the term to make use of the same, or both at the same time, as well as to terminate this agreement at any time, by means of a simple written communication addressed to the BORROWER, being consequently limited or extinguished, as the case may be, the right of the latter to make use of the undrawn balance. The foregoing, in accordance with the provisions of Article 294 of the General Law of Credit Instruments and Operations.

FOURTEENTH. EARLY TERMINATION. The BANK may terminate the term of the Credit in advance, as well as the term for the payment of the benefits payable by the BORROWER and immediately demand the total amount of the Credit, its interest and other consequences and contractual and legal accessories that may be applicable, the term being extinguished the term to make new provisions under this contract and, in particular, if the BORROWER fails to comply with any of the obligations under this contract:

a)	If the BORROWER fails to make in full one or more of the payments it is obliged to make in connection with the Credit granted, whether they are principal, interest, ancillary fees or any combination of such items.

b)	If the BORROWER fails to comply with any of the obligations stipulated in this instrument, including the special conditions set forth in the Title Page of this Agreement, or with the payment obligations contained in any other instrument in which it is debtor, joint obligor, guarantor, guarantor, or issuer of bonds and/or certificates, whether in domestic or international markets, including any condition derived from such contractual relationships.

c)	If any other credit or loan granted by the BANK to the BORROWER, or in general, if any obligation of the BORROWER with any of the entities belonging to the BANK's financial group or with any other financial creditor, is terminated in advance.

d)	If any obligation that the BORROWER has with any non-financial creditor is terminated in advance.

e)	If the Account referred to in clause ELEVENTH of this agreement is seized or otherwise affected, with a term of FIVE (5) business days for the payment of the amounts owed to the BANK for the outstanding balance, interest and ancillary fees.

f)	If the BORROWER faces conflicts or situations of a judicial, administrative, fiscal or any other nature that, in the BANK's opinion, affect its payment capacity.

g)	If a proceeding is initiated by or against the BORROWER for the purpose of declaring the BORROWER(s) in bankruptcy or creditor's reorganization proceedings, as the case may be.

h)	For proving falsehood, inaccuracy or concealment in the data provided to the BANK with respect to the information statements made in this Agreement or the documentation submitted by the BORROWER, respectively, prior to the authorization or granting of the Credit or during its term, or if, in the BANK's judgment, there are elements or indications of possible falsehood or concealment in the data and information provided to the BANK. In the event that inaccurate information is submitted, the BORROWER, as the case may be, shall have a period of FIVE (5) working days to correct the corresponding errors and, upon expiration of such period, the Credit shall be deemed to have expired under the terms of this Clause.

i)	If the persons holding the shares or parts of capital stock of any legal entity that participates in this agreement as the BORROWER dispose of, encumber or in any way transfer or affect the shares or parts of capital stock of such persons, or if the persons holding such shares or parts of capital stock of the BORROWER lose the possibility of appointing directors or general managers or influence their decision making, without prior written consent of the BANK.

j)	If the shares or partnership interests mentioned in the immediately preceding paragraph are seized or expropriated by any third party or judicial, administrative or labor authority.

k)	If the guarantees stipulated in clause SIXTEENTH of this contract are not timely constituted in the terms set forth therein.

l)	If the BORROWER enters into any extrajudicial agreement with its creditors, which implies unavailability of its assets or total or partial assignment thereof; as well as seizure or administrative intervention or judicial administration of all or part of the assets of BORROWER.

m)	If the BORROWER guarantees or allows debts to be guaranteed through the constitution of mortgages, pledges or any other charges, encumbrances or guarantees on all or part of its property, rights, assets or income, both current and future, or extends or renews existing guarantees in favor of third parties, or act as guarantors, joint obligors or sureties outside the ordinary course of its business, except with the prior written consent of the BANK.

n)	If the BORROWER merges, splits or is absorbed by another entity, initiates liquidation proceedings or is substantially modified, or enters into a state of dissolution, is liquidated or ceases its business activity.

o)	When having been requested by the BANK, by any method, to provide updated economic or solvency data, any documentation and/or reasonable information related to its financial condition or operations, including (but not limited to) financial statements, balance sheets, accounting statements, as well as information and documentation evidencing the application of the resources of the Credit that are in the custody of the BANK, and the aforementioned have not provided them within thirty (30) days of the date of the request. The BANK is also required to provide information and documentation evidencing the application of the resources of the Credit that are in the custody of the BORROWER, and the aforementioned have not provided them within thirty (30) calendar days following the date of the request or, if applicable, if the BANK has evidence or proof of the lack of authenticity of the information provided.

p)	When the BORROWER disposes of, encumbers, rents or assigns under any legal title, representing at least 20% (twenty percent) or more of its outstanding assets at the time the Credit is granted, other than those corresponding to the ordinary course of its operations.

In the event that the alienation takes place in a compulsory expropriation, execution or enforcement proceeding, the BORROWER hereby undertakes to allocate to the payment of the debts owed to the BANK, the amounts received as indemnities and considerations related to such proceedings, delivering the excess amount to whoever has rights to the same, all of the foregoing being without prejudice to the unlimited personal liability of the BORROWER.

q)	When after the date of signature of this document, the performance of the operations, the exercise of the rights or the fulfillment of the obligations that the BANK assumes in terms of this agreement, imply that the BANK ceases to be subject to the legal provisions applicable to it.

r)	If the BORROWER or any other party to this Agreement appears on any list of persons blocked or sanctioned in accordance with Mexican or international regulations on anti-corruption, prevention of operations with resources of illicit origin and/or financing of terrorism, in which case the BANK may terminate this Agreement in advance and, as dictated by such regulations, block any disposition of resources that the BORROWER wishes to make with respect to the Credit and/or if the BORROWER attempts, channels or facilitates transactions with the sanctioned countries in violation of the BANK's corporate sanctions policy and/or the applicable regulations issued by the financial authority, through the use of any of its accounts (not exclusively those related to the present contract) currently held with the BANK.

s)	If within 5 (five) business days following the day of knowledge thereof, the BORROWER fails to notify the BANK of any lawsuit, action or judicial, arbitration, administrative or any other type of proceeding, including environmental, fiscal or any other type of conflict affecting its ability to pay in the BANK's judgment, the notification must be made by means of a certificate signed by an officer with the necessary powers of the BORROWER, describing the nature of such pending action, lawsuit or proceeding, as well as additional information, and the measures that have been taken or that are intended to be taken in this respect, attaching a copy of the corresponding lawsuit.

t)	If the BORROWER does not carry out all the necessary acts in order to perfect and maintain in force the present Contract, in addition to any applicable guarantee document, in accordance with the terms set forth in this Contract.

u)	If the BORROWER fails to comply with any of the Applicable Laws or requirements of any Governmental Authority.

v)	In all other cases in which, in accordance with the Law, the fulfillment of term obligations becomes due in advance.

w)	If the BORROWER within a term not to exceed 60 SIXTY calendar days, counted as of the date of signature of this instrument: does not certify to the BANK that it has (have) executed and registered before the corresponding Public Registry of Property and Commerce, the Amending Agreement(s) to the Guarantee Trust (F/9491), in which Banco Monex, Sociedad Anonima, Institucion de Banca Multiple, Monex Grupo Financiero, as Trustee; Banco Santander México, S.A, as First Place Trustee; Aranzazu Holding, S.A de C.V. as Trustor and Second Place Trustee; in order to incorporate this Credit within the instruments guaranteed with the patrimony of said Trust.

x)	If the BORROWER contracts financial liabilities without the prior written authorization of the BANK.

y)	If the BORROWER fails to comply with the Obligations referred to in the Clause called OBLIGATIONS TO DO, of this contract.

z)	If the BORROWER, no later than October 1st of the year 2024, does not provide to the BANK's satisfaction the Mineral Purchase and Sale Agreement to be signed by Aranzazu Holding, S.A de C.V. and Trafigura México, S.A. de C.V.; with a term from at least the month of January of the year 2025 to the month of December of the year 2027.

Whatever the case and in the event of any of the aforementioned events, the BORROWER shall be obliged to pay the BANK the amount of the outstanding balance, including accrued interest and commissions, calculated up to the date on which payment is actually made, as well as expenses and any other concept accrued contractually or legally.

In the event that the BORROWER has entered into a Derivative Financial Transaction with the BANK under a Master Agreement for Derivative Financial Transactions, in accordance with the provisions of the second paragraph of Clause THIRD, and this Agreement is terminated early due to any of the events set forth in this clause, the BORROWER agrees to terminate the Derivative Financial Transaction, in the event that the BANK so requires and, if applicable, to pay the Bank the corresponding amounts in accordance with the provisions of this clause, the BORROWER agrees to terminate the Derivative Financial Transaction, in the event that the latter so requires and, if applicable, to pay the Bank the corresponding amounts in accordance with the aforementioned Master Agreement for Derivative Financial Transactions.

FOURTEENTH BIS.- OBLIGATIONS TO DO. During the term of this instrument and until the amounts to be paid by the BORROWER to the BANK, as a consequence of this Credit Agreement, are fully covered, the BORROWER is obligated to do the following:

A)

i)	Maintain a Liquidity Ratio (Current Assets/Current Liabilities): NOT APPLICABLE.

ii)	Maintain a leverage ratio:

a)	Total Liabilities/Stockholders' Equity: NOT APPLICABLE.

b)	Net Financial Liabilities/EBITDA: Less than or equal to 1.5 one point five.

c)	EBITDA/Financial Expenses: Greater than or equal to 5.0.

EBITDA = Operating Income + Depreciation + Amortization.

Net Financial Liabilities = Financial Liabilities - Cash (Cash and Temporary Investments). Financial Liabilities = Liabilities without cost.

B) Deliver to the BANK before the 45 FORTY-FIVE calendar days following each quarter, Quarterly Internal Financial Statements for each period, duly signed by Legal Representative, as well as the operating or market information requested by the BANK.

C) To certify to the BANK within a term not to exceed 60 SIXTY calendar days, counted as of the date of signature of this instrument; that it (they) has (have) executed and registered before the corresponding Public Registry of Property and Commerce, the Modifying Agreement (s) to the Guarantee Trust (F/9491), in which Banco Monex, Sociedad Anonima, lnstitucion de Banca Multiple, Monex Grupo Financiero, as Trustee; Banco Santander México, S. A., as First Place Trustee; Aranzazu Holding, S.A. de C.V. as Trustor and Second Place Trustee: in order to incorporate the Trust in the Second Place Trustee; in order to incorporate this Credit within the instruments guaranteed with the patrimony of said Trust.

If after the 60 SIXTY calendar days indicated in the previous paragraph, the BORROWER has not incorporated the corresponding guarantees, the BORROWER accepts that the BANK may increase the Ordinary Interest Rate indicated in the clause called Ordinary Interest, up to 1.5 percentage points over the rate that has been agreed upon in each one of the Disposition requests; said increase will subsist until the guarantees are incorporated in the terms indicated in the present contract.

D) The BORROWER may not contract financial liabilities without the prior written authorization of the BANK.

E) Deliver to the BANK within 120 (one hundred and twenty) calendar days following the close of each fiscal year, with fiscal close being understood as the last day of the calendar year (December 31 of each year); a complete copy of its unaudited and audited Financial Statements, including: Balance Sheet, Income Statement and Statement of Source and Application of Resources, audited by an independent firm or auditor.

F) Deliver to the BANK a Quarterly Operations Report within 45 (forty-five) calendar days following the close of each Quarter, which must include at least the following: production values, sales values, prices, operations, costs and comments regarding any deviation from expected results, as well as an update of any variation between actual and budgeted capital expenditures, as well as any other relevant information requested by the BANK to be included.

G) The BORROWER agrees and undertakes to subordinate all current and future accounts payable with AURA MINERALS, INC. and/or any other related party, to this Credit, so that the payment of this financing will always have preference over any of the aforementioned accounts and the BORROWER shall not cover such accounts without having previously covered the debts it has with the BANK.

H) The BORROWER, no later than October 1st first of the year 2024, shall provide to the BANK's satisfaction the Mineral Purchase and Sale Agreement to be signed by Aranzazu Holding, S.A de CV. and Trafigura México, S.A. de C.V.; with a term at least January of the year 2025 to December of the year 2027.

FIFTEENTH. SURVEILLANCE. The BANK shall at all times have the right to supervise that the amount of the Credit is used for the purposes indicated in this agreement and may designate a person to oversee the exact compliance with the obligations of the BORROWER. In the accounting aspect, the BANK is authorized to order audits to be carried out with the periodicity it deems pertinent, performed by auditors appointed by the BANK. The BORROWER agrees to deliver to the BANK all data or documents requested in connection with the authority granted to the BANK under this clause.

SIXTEENTH. ADDITIONAL GUARANTEES. The BANK reserves the right to request to its entire satisfaction and in writing to the BORROWER, the constitution of additional guarantees, when in the BANK's judgment the general market conditions or the financial capacity of the BORROWER so require, and the BORROWER shall be obliged to constitute such guarantees in the terms generally used by the BANK to guarantee the obligations derived from contracts of the same nature as the one being subscribed.

SEVENTEENTH. ADMINISTRATIVE EXPENSES FOR NONCOMPLIANCE. The parties agree that in the event that the BORROWER requests a waiver from the BANK derived from an act that actualizes an event of default or an act that due to its future performance would give rise to a breach of any of the conditions set forth in this Credit Agreement (whether or not it implies a modification agreement to the Credit Agreement), the BANK may charge the BORROWER administrative expenses derived from the request submitted; therefore, the BORROWER shall pay the BANK the lesser of 0.10% (zero point ten percent) of the amount of the administrative expenses resulting from the request or the unpaid balance of the Credit on the date of application and US $10,000.00 (ten thousand and 0/100 US dollars). It is understood that the collection of such administrative expenses does not imply or will not imply a waiver by the BANK of its right to terminate the agreement in advance, depending on the seriousness of the default and the right to grant or not the waiver.

EIGHTEENTH CERTIFICATION. The parties agree that the statement of account of this instrument, certified by the accountant of the BANK together with this agreement shall be executory title and shall be full proof of the status of the indebtedness of the BORROWER for all legal purposes as provided in Article 68 of the Law of Credit Institutions.

NINETEENTH. ADDRESSES. All notices, notifications and in general any communication to be made by the parties in relation to this contract, including the summons in case of lawsuit and the place of payment as defined in clause TENTH, shall be made at the address that each of them has indicated and that appears on the Title Page of this document and, in any case, the notification shall be deemed to have been properly made when attempted at said address.

The BORROWER and, as the case may be, the JOINT OBLIGORS and the GUARANTORS may change the addresses indicated in this document, provided that the change takes place within the same town designated in this contract and that it is notified in writing at the address serialized by the BANK, which shall give its consent.

The BANK may change the address stated herein by publication in a local newspaper or by posting a notice at the BANK's address indicated on the face of this agreement.

TWENTIETH. COSTS AND EXPENSES. The BORROWER shall pay to the BANK the costs, commissions, fees, expenses and taxes derived from the preparation, drafting, execution and performance of this agreement, as well as any cost, fee, expense, commission or tax derived from the preparation, drafting, execution and performance of any other agreement or contract directly or indirectly related to the same.

In the event that the BORROWER fails to timely pay the amounts it is obligated to cover as provided in this agreement, the BANK may make the respective payments on behalf of the BORROWER with the understanding that such amounts shall generate late interest during the time elapsing between the date on which the BANK informs the BORROWER, by simple written communication, the amount to be paid and the date on which such amount is paid or reimbursed to the BANK.

The default interest referred to in this clause shall be calculated and determined in accordance with the provisions of clause SIXTH of this instrument.

TWENTY-FIRST. CREDIT REPORTS. The BORROWER, the JOINT OBLIGOR(S) and the GUARANTOR(S) authorize the BANK to provide and, if necessary, request information related to their equity situation and Credit operations to the credit information companies referred to in the Law to Regulate Credit Information Companies, as well as to the different financial entities that are members of Grupo Financiero Santander Mexico.

TWENTY-SECOND. TAXES. All amounts to be paid by the BORROWER for principal repayments of the provisions of the Credit, ordinary and default interest, commissions, expenses and costs and any other amount payable by the BORROWER to the BANK pursuant to the provisions of this agreement, by disposition of the Credit of funds coming from the BANK through its agencies or branches abroad shall be paid without deduction for and free of any taxes, contributions, withholdings, deductions, duties, charges or any other tax liability levied on such amounts (the "Taxes"), regardless of the currency and place of payment in which such amounts are due and payable. withholdings, deductions, duties, charges or any other tax liability on such amounts (the "Taxes") regardless of the currency and place of payment in which such amounts are due and payable.

All taxes shall be paid by the BORROWER from its equity no later than the date on which the corresponding taxes become due and payable. The BORROWER shall deliver to the BANK the corresponding withholding certificate at the time of payment of principal and interest.

In the event that the BORROWER is obligated to make any withholding on payments of principal, ordinary and delinquent interest, if any, commissions, expenses and costs and any other amount payable by the BORROWER to the BANK pursuant to this agreement for taxes or any other concept, and fails to do so or to deliver the withholding certificate in accordance with the terms of the preceding paragraph, the BORROWER shall pay to the BANK such additional amounts as may be required to ensure that the BANK receives the full amount that it would have received if such withholding had not been made.

The BORROWER shall release and hold the BANK harmless from any liability that the BANK may have or may incur for such taxes and undertakes to reimburse the BANK, at sight, any amount that the BANK may have had to collect for such categories in connection with the transactions contemplated in this agreement.

The parties also agree that the BORROWER assumes and shall assume the liabilities and damages derived from political risks, monetary restrictions, transfers and their costs, exchange commissions and other similar or any other monetary, fiscal or economic change, which may affect its obligations under this agreement in favor of the BANK, for which reason the BANK shall receive the amounts owed and their interest and commissions in full and without reductions or deductions, notwithstanding any change of circumstances.

TWENTY-THIRD. SUBTITLES. The BANK, the BORROWER and other parties to this agreement agree to subtitle each of the clauses of this agreement for identification purposes only, and therefore they shall not be used for the interpretation and performance of this agreement.

TWENTY FOURTH. RIGHTS OF THE BANK. The omission on the part of the BANK in the exercise of the rights provided for in this agreement shall in no case have the effect of or be understood as a waiver thereof; likewise, neither the singular nor partial exercise of any right derived from this agreement by the BANK shall exclude the possibility of exercising any other right, power or privilege.

TWENTY-FIFTH. APPLICABLE LAW. For all matters not provided for in this agreement or concerning the interpretation, compliance and execution of the obligations set forth herein, the parties expressly submit to the Law of Credit Institutions, the General Law of Credit Instruments and Transactions, the Code of Commerce and other applicable supplementary and complementary laws.

TWENTY SIXTH. JURISDICTION. In order to settle any controversy regarding the interpretation, compliance and execution of the provisions of this agreement, the parties expressly agree to submit to the laws and jurisdiction of the courts of Mexico City or those corresponding to the place where this agreement was signed according to what appears on the Title Page, at the BANK's election, and the BORROWER expressly waives any other jurisdiction that may correspond to it based on its present or future domiciles.

By signing this agreement you expressly consent to the following:

Banco Santander México, S.A., lnstitución de Banca Multiple, Grupo Financiero Santander México, having as its conventional address for the purposes related to this notice the address located at Av. Prolongación Paseo de la Reforma, number 500, Colonia Lomas de Santa Fe, C.P. 01219, in Mexico City. 01219, Mexico City, Mexico, informs you that your personal data will be protected in accordance with the provisions of the Federal Law on Protection of Personal Data Held by Private Parties as well as our privacy policy and that the processing of your data will be for the purpose, without limitation, to comply with the contractual obligations agreed between the parties, the performance of activities related to and derived from our corporate purpose, as well as for commercial and promotional purposes. You may consult our complete privacy notice at www.santander.com.mx.

THE BANK BANCO SANTANDER MÉXICO, S.A. Multiple Banking Institution Grupo Financiero Santander México	THE BORROWER

/s/ JUAN ELIAS MORENO SANTOS	/s/ HENRIQUE RANGEL DA SILVA RODRIGUES

/s/ JESUS ALEJANDRO WONG GONZALEZ	ARANZAZU HOLDING, S.A. DE C.V. REPRESENTED BY: HENRIQUE RANGEL DA SILVA RODRIGUES

THE BORROWER authorizes the BANK to carry out investigations on his/her credit behavior, who may do so by itself or through credit information companies and other individuals or legal entities that the BANK deems convenient. THE BORROWER declares to be aware of the nature and scope of the investigations which it hereby authorizes to be carried out.

/s/ HENRIQUE RANGEL DA SILVA RODRIGUES

ARANZAZU HOLDING, S.A. DE C.V.
REPRESENTED BY:
HENRIQUE RANGEL DA SILVA RODRIGUES

NAME AND SIGNATURE OF THE BORROWER